As filed with the Securities and Exchange Commission on October 16, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Veeva Systems Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-8235463
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4637 Chabot Drive, Suite 210

Pleasanton, California 94588

(925) 452-6500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2013 Equity Incentive Plan

2013 Employee Stock Purchase Plan

2012 Equity Incentive Plan

2007 Stock Plan

(Full title of plans)

Timothy S. Cabral, Chief Financial Officer

4637 Chabot Drive, Suite 210

Pleasanton, California 94588

(925) 452-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Brian C. Patterson, Esq.

Richard C. Blake, Esq.

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

1200 Seaport Blvd.

Redwood City, California 94063

(650) 321-2400

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.00001 par value per share
—2013 Equity Incentive Plan	2,079,290(2)	$20.00(8)	$41,585,800	$5,356
—2013 Employee Stock Purchase Plan	4,000,000(3)	$17.00(9)	$68,000,000	$8,758
—2012 Equity Incentive Plan	17,328,749(4)	—(10)	—	—
—2007 Stock Plan	8,459,222(5)	—(10)	—	—
Class B Common Stock, $0.00001 par value per share
—2012 Equity Incentive Plan	17,328,749(6)	$4.40(11)	$76,246,496	$9,821
—2007 Stock Plan	8,459,222(7)	$0.55(12)	$4,652,572	$599
TOTAL	57,655,232		$190,484,868	$24,534

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class A or Class B Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A or Class B Common Stock, as applicable.
(2)	Shares of Class A Common Stock reserved for issuance under the 2013 Equity Incentive Plan consist of 2,079,290 shares of Class B Common Stock previously reserved but unissued under the 2012 Equity Incentive Plan that are now available for issuance as Class A Common Stock under the 2013 Equity Incentive Plan. To the extent outstanding awards under the 2012 Equity Incentive Plan or 2007 Stock Plan are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2012 Equity Incentive Plan, the shares of Class B Common Stock subject to such awards instead will be available for future issuance as Class A Common Stock under the 2013 Equity Incentive Plan. See footnotes 6 and 7 below.
(3)	Represents 4,000,000 shares of Class A Common Stock to be issued under the 2013 Employee Stock Purchase Plan.
(4)	Represents Class A Common Stock issuable upon conversion of Class B Common Stock underlying options outstanding under the 2012 Equity Incentive Plan as of the date of this Registration Statement.
(5)	Represents Class A Common Stock issuable upon conversion of Class B Common Stock underlying options outstanding under the 2007 Stock Plan as of the date of this Registration Statement.
(6)	Represents 17,328,749 shares of Class B Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2012 Equity Incentive Plan as of the date of this Registration Statement. Any such shares of Class B Common Stock that are subject to awards under the 2012 Equity Incentive Plan which are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2012 Equity Incentive Plan will be available for issuance as Class A Common Stock under the 2013 Equity Incentive Plan. See footnote 2 above.
(7)	Represents 8,459,222 shares of Class B Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2007 Stock Plan as of the date of this Registration Statement. Any such shares of Class B Common Stock that are subject to awards under the 2007 Stock Plan which are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2012 Equity Incentive Plan will be available for issuance as Class A Common Stock under the 2013 Equity Incentive Plan. See footnote 2 above.
(8)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the initial public offering price of the Registrant’s Class A Common Stock for the Registrant’s initial public offering pursuant to its Registration Statement on Form S-1 (File No. 333-191085) declared effective on October 15, 2013 (the “Initial Public Offering Price”).
(9)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the Initial Public Offering Price, multiplied by 85%. Pursuant to the 2013 Employee Stock Purchase Plan, the purchase price of a share of Class A Common Stock is 85% of the fair market value of the Registrant’s Class A Common Stock.
(10)	Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A Common Stock issuable upon conversion of the shares of any Class B Common Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of Class B Common Stock.
(11)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of $4.40 per share of Class B Common Stock (rounded up to the nearest tenth).
(12)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of $0.55 per share of Class B Common Stock (rounded up to the nearest tenth).

PART I

Information Required in the Section 10(a) Prospectus

The information specified in this Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

I-1

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	the Registrant’s prospectus filed on October 16, 2013 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-191085) (the “Form S-1”), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)	the description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36121) filed with the Commission on October 9, 2013, including any amendments or reports filed for the purpose of updating such description.

All other reports and documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

See the description of the Registrant’s Class B Common Stock contained in the Registrant’s prospectus filed on October 16, 2013 pursuant to Rule 424(b) under the Securities Act relating to the Form S-1.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derives any improper personal benefit.

Our restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our amended and restated bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any director, officer, employee, or other enterprise agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

We have entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, our restated certificate of incorporation and our amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding.

We currently carry and intend to continue to carry liability insurance for our directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation of Registrant, as amended and as currently in effect.	S-1	333-191085	3.1	9/11/13

4.2	Form of Restated Certificate of Incorporation of Registrant, to be effective upon closing of the Registrant’s public offering	S-1/A	333-191085	3.2	10/3/13

4.3	Bylaws of the Registrant, as currently in effect.	S-1	333-191085	3.3	9/11/13

4.4	Form of Amended and Restated Bylaws of the Registrant, to be effective upon closing of the Registrant’s public offering.	S-1/A	333-191085	3.4	10/3/13

4.5	2007 Stock Plan and forms of agreements thereunder.	S-1	333-191085	10.2	9/11/13

4.6	2012 Equity Incentive Plan and forms of agreements thereunder.	S-1	333-191085	10.3	9/11/13

4.7	2013 Equity Incentive Plan and forms of agreements thereunder.					X

4.8	2013 Employee Stock Purchase Plan.					X

4.9	Form of Registrant’s Class A Common Stock certificate.	S-1/A	333-191085	4.1	10/3/13

5.1	Opinion and Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.					X

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).					X

24.1	Power of Attorney (incorporated by reference to Page II-4 of this Registration Statement).					X

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on this 16th day of October, 2013.

VEEVA SYSTEMS INC.

/s/ Timothy S. Cabral Timothy S. Cabral Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Veeva Systems Inc., a Delaware corporation, do hereby constitute and appoint Peter P. Gassner and Timothy S. Cabral, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter P. Gassner	Chief Executive Officer and Director	October 16, 2013
Peter P. Gassner	(Principal Executive Officer)

/s/ Timothy S. Cabral	Chief Financial Officer	October 16, 2013
Timothy S. Cabral	(Principal Financial and Accounting Officer)

/s/ Mark Armenante	Director	October 16, 2013
Mark Armenante

/s/ Ronald E.F. Codd	Director	October 16, 2013
Ronald E.F. Codd

/s/ Gordon Ritter	Chairman of the Board of Directors	October 16, 2013
Gordon Ritter

/s/ Young Sohn	Director	October 16, 2013
Young Sohn

/s/ Kevin Spain	Director	October 16, 2013
Kevin Spain

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation of Registrant, as amended and as currently in effect.	S-1	333-191085	3.1	9/11/13

4.2	Form of Restated Certificate of Incorporation of Registrant, to be effective upon closing of the Registrant’s public offering	S-1/A	333-191085	3.2	10/3/13

4.3	Bylaws of the Registrant, as currently in effect.	S-1	333-191085	3.3	9/11/13

4.4	Form of Amended and Restated Bylaws of the Registrant, to be effective upon closing of the Registrant’s public offering.	S-1/A	333-191085	3.4	10/3/13

4.5	2007 Stock Plan and forms of agreements thereunder.	S-1	333-191085	10.2	9/11/13

4.6	2012 Equity Incentive Plan and forms of agreements thereunder.	S-1	333-191085	10.3	9/11/13

4.7	2013 Equity Incentive Plan and forms of agreements thereunder.					X

4.8	2013 Employee Stock Purchase Plan.					X

4.9	Form of Registrant’s Class A Common Stock certificate.	S-1/A	333-191085	4.1	10/3/13

5.1	Opinion and Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.					X

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).					X

24.1	Power of Attorney (incorporated by reference to Page II-4 of this Registration Statement).					X